EXHIBIT 99.1

Caterpillar Inc.

October 21, 2004

FOR IMMEDIATE RELEASE

Caterpillar third-quarter profit up 124 percent on increased sales and revenues of 38 percent.
Company reaffirms 2004 profit per share up 80 to 85 percent,
2005 sales and revenues up about 10 percent.

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported record sales and revenues of $7.65 billion for the third quarter and record third-quarter profit of $498 million, or $1.41 per share. Results for the nine months ended September 30 are the best in company history with sales and revenues of $21.68 billion and profit of $1.48 billion, or $4.19 per share.

“These year-to-date results reflect our team's unwavering focus on serving Caterpillar customers in a year that has continued to gain strength and momentum,” said Chairman and Chief Executive Officer Jim Owens. “Our entire value chain is responding to the strongest recovery we’ve ever seen across the broad spectrum of markets we serve. We will deliver record sales and profit this year.”

Third-quarter sales and revenues were $7.65 billion, up $2.10 billion or 38 percent compared to $5.55 billion in the third quarter one year ago. The increase in sales and revenues was driven by $1.83 billion of higher Machinery and Engines volume, $136 million of increased Price Realization, a $102 million favorable impact of Currency on sales due primarily to the strengthening euro and British pound and $41 million of higher Financial Products revenues.

Profit of $498 million or $1.41 per share was up $276 million or 124 percent compared to $222 million or $0.62 per share in the third quarter of 2003. The main contributors to the profit increase were higher Sales Volume of $543 million, higher price realization of $136 million and the absence of a $55 million non-recurring bond retirement charge recorded in the third quarter of 2003. Partially offsetting these favorable items were $371 million of higher Core Operating Costs.

“We are encouraged by the improved operating profit generated from each of our major lines of business this quarter. Machinery profit was up 78 percent, Engines was up 96 percent and Financial Products was up 40 percent,” Owens said.

“While we’re pleased with the profit improvement delivered this quarter, higher material costs and inefficiencies related to supply chain bottlenecks affecting our global industry limited the profit pull-through we would expect to see with this strong sales growth. Looking forward, continued global economic growth will likely sustain external cost pressures in the near term, but we are aggressively managing this upturn with a determination to improve our cost structure,” Owens continued.

“We are drawing on the power of an engaged workforce and 6 Sigma process improvements to drive almost a 40 percent increase in our machinery and engines physical production. This exemplifies the extraordinary efforts our team is making to satisfy customer demand and maintain our industry leadership position,” said Owens.

Outlook

We expect 2004 sales and revenues to be up about 30 percent and profit per share to be up 80 to 85 percent compared to 2003. This outlook is in line with the projection issued on September 28, 2004.

“While global economic growth in 2005 is expected to slow slightly from the robust levels we’ve experienced this year, the key sectors we serve should continue to show solid growth next year. Our products are instrumental in increasing capacity in the mining, oil and gas, North American on-highway truck and bus, and infrastructure development sectors,” Owens commented.

Based on our preliminary outlook, we expect 2005 sales and revenues to be up about 10 percent from 2004 with record profit per share.

(Complete outlook begins on page 7.)

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Note: Glossary of terms included on page 11; first occurrence of terms shown in bold italics.

DETAILED ANALYSIS
THIRD QUARTER 2004 COMPARED WITH THIRD QUARTER 2003

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between third quarter 2003 (at left) and third quarter 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Sales and Revenues
(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific
Third Quarter 2003
Machinery	$3,250	$1,760	$842	$230	$418
Engines[1]	1,862	808	576	232	246
Financial Products[2]	433	308	78	25	22
	$5,545	$2,876	$1,496	$487	$686

Third Quarter 2004
Machinery	$4,699	$2,597	$1,106	$422	$574
Engines[1]	2,476	1,100	747	214	415
Financial Products[2]	474	336	81	25	32
	$7,649	$4,033	$1,934	$661	$1,021
[1]    Does not include internal engine transfers of $471 million and $341 million in third quarter 2004 and third quarter 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

[2] Does not include revenues earned from Machinery and Engines of ($48) million and $46 million in third quarter 2004 and third quarter 2003, respectively.

Machinery sales were $4.70 billion, 45 percent or $1.45 billion higher than in third quarter 2003. Sales volume increased 40 percent, improved price realization accounted for about 3 percent and the favorable impact of currency added the remaining 2 percent. Volume increased primarily due to a 23 percent increase in dealer deliveries to end users and an associated increase in dealer inventories. As dealers respond to higher demand, their inventories typically increase since more machines are in transit to dealers and their customers. The shipping pattern this quarter, with a concentration in the last half, further increased such inventories since dealers did not have sufficient time to fully convert late-quarter shipments into deliveries. Even with those temporary increases, dealer inventories relative to deliveries were almost a half month lower than a year earlier. In North America, sales increased 48 percent from third quarter 2003, 43 percent due to higher volume and the remainder due to improved price realization. The volume gain resulted from a 32 percent increase in dealer deliveries and a comparable increase in dealer inventories. Low interest rates continued to benefit construction and higher coal prices caused the recovery in coal production to accelerate. Sales in EAME increased 31 percent, with volume contributing about 24 percent, the favorable currency impact of a stronger euro accounting for about 5 percent and the remainder due to improved price realization. The volume increase was concentrated late in the quarter, so its initial impact was to significantly increase dealer inventories rather than deliveries. The economic environment was favorable; construction improved in Europe, and many countries in both Africa/Middle East and the CIS continued to benefit from higher energy and metals prices. In Latin America, sales surged 83 percent above third quarter 2003 sales, 78 percent due to higher volume and the remainder due to improved price realization. Dealers increased deliveries 64 percent and their inventories increased in line with deliveries. As in the prior quarter, higher metals and coal prices led to large gains in dealer deliveries into mining, and a strengthening of the economic recovery boosted construction. Sales in Asia/Pacific increased 37 percent, largely due to volume. Dealers increased deliveries to end users 23 percent, requiring some increase in their inventories. Deliveries in China were well below last year’s third quarter because the government limited development projects. That decline was more than offset by much higher deliveries into mining in both Indonesia and Australia.

Engines sales were $2.48 billion, an increase of $614 million or 33 percent from third quarter 2003. Sales volume was up about 29 percent, the favorable impact of currency accounted for about 3 percent and improved price realization added about 1 percent.

Engine sales increased in North America, EAME and Asia/Pacific, and decreased in Latin America. The North America engine sales gain of 36 percent was heavily impacted by a 57 percent increase in sales of on-highway truck engines, as improved industry health drove a continuation of fleet expansion and replacement. Sales of engines to the electric power sector increased 34 percent compared to last year’s third quarter benefiting from increased focus on high quality power for communication and data systems, as well as growth in non-residential construction. Sales of engines to the industrial sector rose 56 percent, with increases in demand for nearly all types of industrial original equipment manufacturers (OEMs) products and increased preference for Caterpillar engines. Sales of petroleum engines rose 17 percent as deliveries of reciprocating engines for gas compression increased, along with renewed demand to maximize production of existing wells. Sales of engines to the marine sector increased 19 percent due to continued demand for pleasure craft engines. Engine sales rose 30 percent in EAME with strong increases in all sectors. Sales of engines into the electric power sector increased 36 percent due to stronger demand for prime and cogeneration systems, Middle Eastern demand for large engines and power modules, and favorable currency versus euro-based competition. Sales of engines to the petroleum sector increased 42 percent, due primarily to increased sales of turbines and turbine-related services to support increases in petroleum investment. Engine sales in Latin America decreased 8 percent, primarily due to the absence of a large turbine electric power project that occurred during third quarter 2003. Widespread economic growth in Asia/Pacific contributed to the 69 percent engine sales increase. Sales of engines into the electric power sector more than doubled with gains in large prime and continuous power installations, rental fleet investments, and sales to support ongoing demand in China driven by transmission constraints. Sales of petroleum engines increased 76 percent as exploration and production increased in China, Indonesia and other areas. Marine engines sales increased 11 percent due to increased demand for dredge equipment in support of construction growth, as well as offshore supply boats and pleasure craft.

Financial Products revenues were $474 million, an increase of $41 million or 9 percent from third quarter 2003. The increase was due primarily to the favorable impact of $52 million from continued growth of Earning Assets, partially offset by a $14 million impact of lower interest rates on new and existing finance receivables at Cat Financial.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between third quarter 2003 (at left) and third quarter 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions and most industries resulted in a favorable operating profit impact of $543 million. Operating profit was also favorably impacted by improved price realization of $136 million, improved profitability at Financial Products of $37 million and the absence of $36 million of Non-Conformance Penalties (NCPs) that were recorded in the third quarter 2003.

Partially offsetting the favorable items were $371 million in higher core operating costs, a $56 million unfavorable impact of currency on operating profit due primarily to the weakening of the dollar compared with the British pound and the Japanese yen and $24 million of higher Retirement Benefits.

We continued to meet unprecedented customer demand and satisfy our customers in the third quarter, despite incurring additional core operating costs to respond to the steep market upturn. The additional core operating costs reflect increases in manufacturing costs to satisfy customer requirements and higher general support costs to meet demand. These additional manufacturing costs included higher material costs resulting from steel surcharges and commodity price increases and higher freight and expediting costs to ensure timely delivery of material. Manufacturing inefficiencies due to the steep ramp up of production and premiums due to supplier capacity constraints also contributed to this increase in manufacturing costs. The remainder of the core operating cost increase is largely attributable to increased warranty expense as well as planned spending on product development and general support programs. These unfavorable items were partially offset by ongoing cost reductions resulting from hundreds of 6 Sigma projects.

Operating Profit
(Millions of dollars)	Third Quarter 2003	Third Quarter 2004
Machinery[1]	$239	$426
Engines[1]	80	157
Financial Products	92	129
Consolidating Adjustments[2]	(26)	(34)
	$385	$678
[1] Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.
[2] Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit of $426 million was up $187 million, or 78 percent, from third quarter 2003. The favorable impact of higher sales volume and improved price realization was partially offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit of $157 million was up $77 million, or 96 percent, from third quarter 2003. The favorable impact of higher sales volume, the absence of NCPs and improved price realization were partially offset by higher core operating costs (as outlined above).

Financial Products operating profit of $129 million was up $37 million, or 40 percent, from third quarter 2003. The increase was primarily due to a favorable impact from the growth of earning assets at Cat Financial and a favorable reserve adjustment at Cat Insurance.

OTHER PROFIT/LOSS ITEMS

Other income/expense was income of $45 million compared with expense of $40 million in third quarter 2003 for a favorable impact of $85 million. The favorable change was due mainly to the absence of a $55 million non-recurring bond retirement charge recorded in the third quarter of 2003.

Also, Caterpillar’s profit and cash flows are subject to fluctuation due to changes in foreign exchange rates. The company uses currency forward and option contracts to reduce the impact of exchange rate changes. The result of this activity in the third quarter on Machinery and Engines other income/expense was favorable $31 million. This reduced the net unfavorable impact of currency on profit before tax to $25 million compared to third quarter 2003.

The provision for income taxes in the third quarter reflects an estimated annual tax rate of 27.5 percent for 2004. We are anticipating a 27.5 percent rate for the full year compared to 27 percent in 2003 primarily due to a change in our geographic mix of profits, partially offset by the change in retirement benefits discussed below.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit by $10 million over third quarter a year ago, primarily driven by increased profitability at Shin Caterpillar Mitsubishi Ltd.

EMPLOYMENT

At the end of third quarter 2004, Caterpillar's worldwide employment was 75,530 compared with 68,006 one year ago. The increase is primarily due to hourly labor additions to support increased volume and the addition of approximately 2,500 employees from acquisitions and growing Caterpillar Logistics operations.

RETIREMENT BENEFITS

During the third quarter, we implemented FASB Staff Position (FSP) 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." This act introduces a prescription drug benefit under Medicare (Medicare part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare part D. As permitted by FSP 106-2, we elected to recognize the impact of the anticipated federal subsidy on our retirement benefits expense as of January 1, 2004. September year-to-date profit reflects a benefit of $37 million as a result of implementation of the FSP. The benefits for the first, second and third quarters were $8 million, $14 million and $15 million, respectively. Because the federal subsidy is tax exempt, no tax was provided for the benefit in the provision for income taxes. This lowered our estimated annual tax rate approximately one-half of a percent.

OUTLOOK

SALES AND REVENUES OUTLOOK

We project company sales and revenues will increase about 30 percent in 2004. Machinery and Engines volume is expected to increase about 25 percent, the favorable impact of currency is expected to contribute about 2 percent and the remainder will come from improved price realization and Financial Products revenues.

Central Bankers have discussed moving to neutral interest rates, but we expect such moves will be cautious and limited. There is no urgent problem to address - inflation is generally close to Central Bank targets, and both moderate economic growth and surplus labor will keep inflation low. Continued low interest rates should support recoveries in business investment and allow the world economy to grow more than 4 percent this year.

In most countries, industrial production is growing faster than the overall economy, raising demand for raw materials. Production of many commodities has not kept up with demand and inventories are depleted. As a result, we expect coal and metals prices to remain relatively high for the rest of this year, prolonging the mining recovery.

Demand for oil is increasing at the fastest rate in years, and production increased more than 5 percent in the first half. That growth has utilized nearly all of the world’s productive capacity, and fears of a supply disruption have boosted prices sharply, creating concerns about the world economy. So long as it is demand and not supply disruptions causing higher prices, most economies should be able to manage. High prices are also benefiting the oil producing countries, which have been increasing construction spending.

North America (United States and Canada)

Data revisions to second quarter economic growth plus signs of much stronger consumer spending in the third quarter helped relieve recent concerns about the U. S. economy. Overall economic growth this year should be more than 4 percent, and the manufacturing sector should grow even faster. Canada’s economy improved in response to recent interest rate cuts and should grow about 3 percent this year.

The Fed raised interest rates three times since June 30, 2004, and we believe at least one more increase is likely this year. Despite those increases, interest rates do not threaten construction. Mortgage interest rates actually declined, which, along with a near-record backlog of building permits issued but not used, should insure robust housing construction for the rest of this year. Non-residential construction has just started a recovery from a severe slump; near-record corporate profits and rising demand should keep this sector growing rapidly.

The recovery in coal mining accelerated in the third quarter, and metals mining production has started to recover. Much higher prices should persist, keeping these sectors strong. We estimate that Machinery and Engines sales will increase about 45 percent in 2004.

EAME

Euro-zone economies remain sluggish, with exports accounting for much of the growth. Slow growth and an absence of a severe inflation problem should keep interest rates on hold for the rest of the year. Other European countries, especially in Central Europe, will continue somewhat stronger recoveries. Overall European growth should average 2 percent for the year, which, along with low interest rates, should boost construction spending.

Both Africa/Middle East (AME) and the CIS are benefiting from the commodity boom; we expect economic growth to approach 5 percent in AME and 7 percent in the CIS. Increased incomes, resulting from higher commodity production and prices, should allow many countries to fund more construction. We estimate that Machinery and Engines sales in EAME should rise about 15 percent in 2004.

Latin America

Latin American countries significantly reduced inflation the past few years, which is leading to lower interest rates and increased investment inflows. We expect economic growth of more than 4.5 percent this year - the best since 2000. Low interest rates and an improving economy should further boost construction, and favorable energy and metals prices likely will support further investments in those sectors. As a result, we project that sales of Machinery and Engines should be up about 30 percent in 2004.

Asia/Pacific

We expect the Chinese government to continue curbs on selected development projects for the rest of the year. While these actions have not slowed overall economic growth much, they have contributed to a sharp decline in construction machinery deliveries. That decline, partially offset by deliveries of engines to support electric power and petroleum exploration and production, is expected to continue for the rest of this year.

Fortunately, prospects in the rest of the region are more favorable, particularly in Indonesia and Australia. Both countries have large mining sectors, which are booming in response to higher prices. In other countries, low interest rates and big gains in exports are supporting further increases in construction. Overall, we expect sales of Machinery and Engines to increase around 15 percent in 2004.

Financial Products

We expect continued growth in Financial Products for the remainder of 2004, with full-year revenues expected to increase approximately 11 percent versus 2003 primarily due to higher average earning assets in 2004.

PROFIT OUTLOOK

We expect profit per share to be up 80 to 85 percent from 2003 despite continued pressure on core operating costs associated with supporting higher than anticipated volumes, increased product development costs as we invest in our future and increased retirement benefits of about $125 million. Our outlook factors in continued improvement in price realization and uninterrupted production at our facilities worldwide.

PRELIMINARY 2005 SALES AND REVENUES OUTLOOK

Factors that benefited sales this year should largely continue in 2005. We expect most Central Banks to raise interest rates further but with a goal of keeping economic growth near trend levels. World economic growth should slow from more than 4 percent in 2004 to slightly above 3.5 percent. Sectors important to our sales should fare better. Industrial production will continue growing faster than the overall economy, keeping pressure on commodity prices and prolonging the recovery in mining. Construction spending will benefit from low interest rates, good business profits and a backlog of work deferred in the past.

We expect the world machinery industry to increase 3 to 8 percent in 2005, down from about 15 percent growth this year. The industry is likely to show little growth in Asia/Pacific due to continuing weakness in China. Machinery industries in other regions are expected to increase 5 to 10 percent. The world engine industry, benefiting from another strong year in the truck and bus sector, should be up 10 to 13 percent. Financial Products revenues are expected to be up about 15 percent in 2005. As a result, our preliminary outlook for 2005 company sales and revenues is about a 10 percent increase over 2004.

SUPPLEMENTAL INFORMATION

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to independently owned and operated dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and the deliveries to end users we believe this information will help readers better understand our business and the industries we serve. All information provided in the supplemental section is calculated in Constant Dollars.

Dealer New Machine Deliveries

Worldwide dealer deliveries of new machines to end users increased 23 percent from third quarter 2003 and were a record for a third quarter. The seasonal decline in deliveries that historically has occurred between the second and third quarters was less than normal, another indication of the strength in deliveries. Deliveries into coal and metals mining doubled this year, a reflection of much higher prices and efforts to increase output. Continued strong housing construction and recoveries in business investment boosted deliveries into construction and construction-related activities.

Dealers in North America had a record third quarter, delivering 32 percent more machines than last year. Higher metals and coal prices, plus a favorable investment environment, led to increased deliveries into all major industries. Deliveries to rental fleets increased slightly faster than deliveries to end users.

Deliveries into North American coal mining nearly tripled and those into metals mining more than tripled compared to the third quarter last year. The Appalachian spot coal price rose over 80 percent in the third quarter, and the recovery in coal output accelerated. Higher metals prices, ranging from 10 to 80 percent higher than in third quarter 2003, and a recovery in production caused the increase in deliveries into metals mining. Dealer deliveries into general construction were up 31 percent from last year. Lower mortgage interest rates and increased personal incomes boosted housing starts and nonresidential construction completed a second quarter of recovery. Near-record corporate profits encouraged businesses to rebuild capacity hit by a 24 percent decline in investment since 2000. Dealer deliveries into heavy construction were up 27 percent compared to the third quarter last year. Contributing to that gain were increases in highway construction, site development and sewer and water construction. Highway construction benefited from past increases in Federal highway funding and both site development and sewer and water construction increased due to more residential and commercial development. Increases in residential and other construction led to both higher production and prices for quarry products and aggregates; dealer deliveries into that industry rose 20 percent. Much higher lumber prices, the result of increased housing construction, contributed to a 14 percent increase in dealer deliveries into forestry over third quarter 2003.

In EAME, dealer deliveries of new machines were 4 percent lower than in the third quarter of 2003, partly because deliveries last year benefited from a large mining project in the CIS. Shipments to dealers increased sharply in the last month of the quarter, temporarily causing a large increase in dealer inventories because dealers did not have enough time to fully convert those shipments into deliveries.

Latin American dealers, having their best quarter since early 1998, delivered 64 percent more new machines than in third quarter 2003. Higher prices for mine products, as well as increased production, resulted in much higher deliveries into mining. Low interest rates, more investment inflows and increased exports have initiated recoveries in most economies. As a result, deliveries into construction and construction-related activities increased.

Dealers in Asia/Pacific delivered 23 percent more machines to end users than in the third quarter last year. Deliveries into China fell well below last year as a result of government actions to limit some development projects. However, this decline was more than offset by large gains in Australia and Indonesia. In both those countries, deliveries into mining increased in response to better output prices.

Dealer Inventories of New Machines

Worldwide dealer inventories at the end of third quarter 2004 were higher than a year earlier in all regions. These increases reflect dealer efforts to accommodate stronger demand, requiring a larger volume of machines in transit to dealers or in preparation for customer delivery. Overall, dealer inventories relative to deliveries were lower than a year earlier in all regions and, on a worldwide basis, were almost a half month lower than one year ago.

Engine Deliveries to End Users and OEMs

In North America, engine deliveries to end users and OEMs were up 25 percent from third quarter 2003. Engine deliveries into the on-highway truck, industrial and petroleum sectors increased, more than offsetting decreases to the marine and electric power sectors. Engines delivered to North American truck and bus manufacturers rose 42 percent over the third quarter of 2003, driven by growing industry expansion and replacement purchases. Engine deliveries to end users and OEMs in the industrial sector increased 40 percent compared to the third quarter last year from stronger industry demand driven by high levels of business investment. Third quarter deliveries of engines into the petroleum sector rose 7 percent over last year as gas compression and workover rig sales experienced increased deliveries. Deliveries of engines into the electric power sector decreased 7 percent in the third quarter versus 2003. Third quarter deliveries of engines to the marine sector decreased 16 percent compared to a year ago due to low levels of workboat investment, partially offset by growth in deliveries to the pleasure craft market.

In EAME, overall engine deliveries to end users and OEMs rose 33 percent over last year’s third quarter with increases to all sectors. Electric Power deliveries rose 44 percent over the third quarter of 2003, benefiting from increased sales against euro-based competitors and increased demand for combined heat and power self generation. Third-quarter petroleum deliveries rose 39 percent over a year ago, supported by increased investments from higher energy prices. Deliveries into the marine sector rose 39 percent, while industrial deliveries increased by 12 percent compared to the third quarter of 2003.

Deliveries to end users and OEMs in Latin America decreased 27 percent compared to third quarter 2003. The year over year reduction was primarily influenced by the absence of a large turbine electric power project sold during third quarter 2003.

Deliveries to end users and OEMs in Asia/Pacific were up 49 percent compared to third quarter 2003. Engine deliveries into the petroleum sector nearly doubled driven by increases in exploration and production in China, Indonesia and other areas. Asia/Pacific deliveries of generator sets were up 44 percent over third quarter 2003 from continued strong economic growth and regional transmission shortages. Deliveries into the marine sector increased as competitive shipyard rates drove demand for ocean-going vessels, and deliveries increased for Taiwan-based pleasure craft manufacturers.

Dealer Inventories of Engines

Worldwide dealer engine inventories at the end of the third quarter were approximately 25 percent above last year, slightly below selling rate increases and were at normal levels compared to selling rates. North America inventory remained constant relative to selling rates. Asia/Pacific dealer inventories increased slightly faster than selling rates, primarily due to some delays in China electric power demand. EAME dealer inventories increased slightly less than selling rates due to strong demand for electric power and petroleum products driven by sustained higher energy prices.

GLOSSARY OF TERMS

1.	Consolidating Adjustments - Eliminations of transactions between Machinery and Engines and Financial Products.

2.	Constant Dollars - The dollar value of machine and engine deliveries adjusted for changes in price and currency.

3.	Core Operating Costs - Machinery and Engines operating cost change adjusted for volume. It excludes the impact of currency, Non-Conformance Penalties and retirement benefits.

4.	Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to profit before tax, currency represents the net translation impact on sales, operating costs and other income/expense resulting from changes in foreign currency exchange rates versus the U.S. dollar. Also included in the currency impact on profit before tax is the effect of currency forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products portions of the respective analyses.

5.	EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

6.	Earning Assets - These assets consist primarily of total net finance receivables plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.

7.	Engines - A principal line of business including the design, manufacture and marketing of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,600 to 19,500 horsepower (1 000 to 14 500 kilowatts).

8.	Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Caterpillar Power Ventures Corporation is an active investor in independent power projects using Caterpillar power generation equipment and services.

9.	Latin America - Geographic region including the Central and South American countries and Mexico.

10.	Machinery - A principal line of business which includes the design, manufacture and marketing of construction, mining and forestry machinery - track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts. Also includes logistics services for other companies.

11.	Machinery and Engines - Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

12.	Non-Conformance Penalties (NCPs) - Pursuant to a consent decree Caterpillar and other engine manufacturers entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002 for engines manufactured for on-highway use. Under the consent decree, an engine manufacturer was required to pay a non-conformance penalty (NCP) to the EPA for each engine manufactured after October 1, 2002 that did not meet the standards. The amount of the NCP was based on how close to meeting the standards the engine came - the more the engine was out of compliance, the higher the penalty per engine.

13.	Price Realization - The impact of net price changes excluding currency.

14.	Retirement Benefits - Cost of defined benefit pension plans, defined contribution plans and retirement healthcare and life insurance.

15.	Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

16.	6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission. This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP, and therefore, is unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend this item to be considered in isolation or as a substitute for the related GAAP measure.

Machinery and Engines

Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 16-21 reconcile Machinery and Engines with Financial Products on the Equity Basis to Caterpillar Inc. Consolidated financial information.

*        *        *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on October 21, 2004. This filing is available on our website at
http://www.CAT.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:
 (800) 228-7717 (Inside the United States and Canada)
 (858) 244-2080 (Outside the United States and Canada)

Internet:
 http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:
Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Sales and revenues:
Sales of Machinery and Engines	$7,175	$5,112	$20,277	$15,037
Revenues of Financial Products	474	433	1,403	1,261

Total sales and revenues	7,649	5,545	21,680	16,298

Operating costs:
Cost of goods sold	5,728	4,143	15,952	12,102
Selling, general and administrative expenses	734	627	2,223	1,801
Research and development expenses	240	173	685	494
Interest expense of Financial Products	129	116	367	354
Other operating expenses	140	101	416	358

Total operating costs	6,971	5,160	19,643	15,109

Operating profit	678	385	2,037	1,189

Interest expense excluding Financial Products	60	61	176	192
Other income (expense)	45	(40)	135	15

Consolidated profit before taxes	663	284	1,996	1,012

Provision for income taxes	182	69	549	273

Profit of consolidated companies	481	215	1,447	739

Equity in profit (loss) of unconsolidated affiliated companies	17	7	37	11

Profit	$498	$222	$1,484	$750

Profit per common share	$1.45	$.64	$4.34	$2.17

Profit per common share - diluted [1]	$1.41	$.62	$4.19	$2.15

Weighted average common shares outstanding (millions)
- Basic	341.8	346.3	342.3	345.1
- Diluted [1]	353.0	356.1	354.2	349.0

Cash dividends declared per common share	$-	$-	$.78	$.70

[1] Diluted by assumed exercise of stock options, using the treasury stock method.
Certain amounts from prior periods have been reclassified to conform to current financial statement presentation.

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	Sept. 30,	Dec. 31,	Sept. 30,
	2004	2003	2003

Assets
Current assets:
Cash and short-term investments	$417	$342	$397
Receivables - trade and other	3,790	3,666	3,183
Receivables - finance	8,951	7,605	7,158
Deferred and refundable income taxes	619	707	757
Prepaid expenses	1,350	1,424	1,251
Inventories	4,509	3,047	3,057

Total current assets	19,636	16,791	15,803

Property, plant and equipment - net	7,303	7,290	7,083
Long-term receivables - trade and other	268	82	79
Long-term receivables - finance	8,326	7,822	7,240
Investments in unconsolidated affiliated companies	839	800	752
Deferred income taxes	516	616	531
Intangible assets	361	239	276
Goodwill	1,450	1,398	1,399
Other assets	1,695	1,427	1,373

Total assets	$40,394	$36,465	$34,536

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$336	$72	$62
-- Financial Products	2,582	2,685	1,664
Accounts payable	3,934	3,100	2,497
Accrued expenses	1,793	1,638	1,599
Accrued wages, salaries and employee benefits	1,345	1,802	1,651
Dividends payable	-	127	-
Deferred and current income taxes payable	235	216	162
Long-term debt due within one year:
-- Machinery and Engines	6	32	33
-- Financial Products	3,595	2,949	3,797

Total current liabilities	13,826	12,621	11,465

Long-term debt due after one year:
-- Machinery and Engines	3,642	3,367	3,296
-- Financial Products	12,112	10,711	9,875
Liability for postemployment benefits	3,234	3,172	3,070
Deferred income taxes and other liabilities	559	516	538

Total liabilities	33,373	30,387	28,244

Stockholders' equity
Common stock	1,132	1,059	1,036
Treasury stock	(3,238)	(2,914)	(2,571)
Profit employed in the business	9,667	8,450	8,357
Accumulated other comprehensive income	(540)	(517)	(530)

Total stockholders' equity	7,021	6,078	6,292

Total liabilities and stockholders' equity	$40,394	$36,465	$34,536

Caterpillar Inc. Condensed Consolidated Statement of Cash Flow (Unaudited) (Millions of dollars)

	Nine Months Ended September 30,
	2004	2003

Cash flow from operating activities:
Profit	$1,484	$750
Adjustments for non-cash items:
Depreciation and amortization	1,055	1,008
Other	(120)	46
Changes in assets and liabilities:
Receivables - trade and other	(461)	(220)
Inventories	(1,225)	(294)
Accounts payable and accrued expenses	815	108
Other - net	(13)	9

Net cash provided by operating activities	1,535	1,407

Cash flow from investing activities:
Capital expenditures -- excluding equipment leased to others	(519)	(352)
Expenditures for equipment leased to others	(827)	(781)
Proceeds from disposals of property, plant and equipment	531	451
Additions to finance receivables	(16,493)	(12,245)
Collections of finance receivables	13,010	10,044
Proceeds from the sale of finance receivables	1,434	1,472
Investments and acquisitions (net of cash acquired)	(284)	(26)
Other - net	(193)	(55)

Net cash used for investing activities	(3,341)	(1,492)

Cash flow from financing activities:
Dividends paid	(395)	(361)
Common stock issued, including treasury shares reissued	137	81
Treasury shares purchased	(400)	-
Proceeds from long-term debt issued	4,532	4,233
Payments on long-term debt	(2,615)	(2,992)
Short-term borrowings - net	563	(788)

Net cash provided by financing activities	1,822	173

Effect of exchange rate changes on cash	59	-

Increase (decrease) in cash and short-term investments	75	88

Cash and short-term investments at beginning of period	342	309

Cash and short-term investments at end of period	$417	$397

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2004 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$7,175	$7,175	$-	$-
Revenues of Financial Products	474	-	426	48 [2]

Total sales and revenues	7,649	7,175	426	48

Operating costs:
Cost of goods sold	5,728	5,728	-	-
Selling, general and administrative expenses	734	622	27	85 [3]
Research and development expenses	240	240	-	-
Interest expense of Financial Products	129	-	132	(3)[4]
Other operating expenses	140	2	138	-

Total operating costs	6,971	6,592	297	82

Operating profit	678	583	129	(34)

Interest expense excluding Financial Products	60	62	-	(2)[4]
Other income (expense)	45	(2)	15	32 [5]

Consolidated profit before taxes	663	519	144	-

Provision for income taxes	182	141	41	-

Profit of consolidated companies	481	378	103	-

Equity in profit (loss) of unconsolidated affiliated companies	17	17	-	-
Equity in profit of Financial Products' subsidiaries	-	103	-	(103)[6]

Profit	$498	$498	$103	$(103)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$5,112	$5,112	$-	$-
Revenues of Financial Products	433	-	479	(46)[2]

Total sales and revenues	5,545	5,112	479	(46)

Operating costs:
Cost of goods sold	4,143	4,143	-	-
Selling, general and administrative expenses	627	505	139	(17)[3]
Research and development expenses	173	173	-	-
Interest expense of Financial Products	116	-	119	(3)[4]
Other operating expenses	101	(28)	129	-

Total operating costs	5,160	4,793	387	(20)

Operating profit	385	319	92	(26)

Interest expense excluding Financial Products	61	70	-	(9)[4]
Other income (expense)	(40)	(68)	11	17 [5]

Consolidated profit before taxes	284	181	103	-

Provision for income taxes	69	33	36	-

Profit of consolidated companies	215	148	67	-

Equity in profit (loss) of unconsolidated affiliated companies	7	5	2	-
Equity in profit of Financial Products' subsidiaries	-	69	-	(69)[6]

Profit	$222	$222	$69	$(69)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2004 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$20,277	$20,277	$-	$-
Revenues of Financial Products	1,403	-	1,541	(138)[2]

Total sales and revenues	21,680	20,277	1,541	(138)

Operating costs:
Cost of goods sold	15,952	15,952	-	-
Selling, general and administrative expenses	2,223	1,846	420	(43)[3]
Research and development expenses	685	685	-	-
Interest expense of Financial Products	367	-	375	(8)[4]
Other operating expenses	416	2	414	-

Total operating costs	19,643	18,485	1,209	(51)

Operating profit	2,037	1,792	332	(87)

Interest expense excluding Financial Products	176	180	-	(4)[4]
Other income (expense)	135	7	45	83 [5]

Consolidated profit before taxes	1,996	1,619	377	-

Provision for income taxes	549	428	121	-

Profit of consolidated companies	1,447	1,191	256	-

Equity in profit (loss) of unconsolidated affiliated companies	37	35	2	-
Equity in profit of Financial Products' subsidiaries	-	258	-	(258)[6]

Profit	$1,484	$1,484	$258	$(258)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$15,037	$15,037	$-	$-
Revenues of Financial Products	1,261	-	1,394	(133)[2]

Total sales and revenues	16,298	15,037	1,394	(133)

Operating costs:
Cost of goods sold	12,102	12,102	-	-
Selling, general and administrative expenses	1,801	1,470	387	(56)[3]
Research and development expenses	494	494	-	-
Interest expense of Financial Products	354	-	365	(11)[4]
Other operating expenses	358	(26)	384	-

Total operating costs	15,109	14,040	1,136	(67)

Operating profit	1,189	997	258	(66)

Interest expense excluding Financial Products	192	201	-	(9)[4]
Other income (expense)	15	(65)	23	57 [5]

Consolidated profit before taxes	1,012	731	281	-

Provision for income taxes	273	174	99	-

Profit of consolidated companies	739	557	182	-

Equity in profit (loss) of unconsolidated affiliated companies	11	7	4	-
Equity in profit of Financial Products’ subsidiaries	-	186	-	(186)[6]

Profit	$750	$750	$186	$(186)

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products revenues earned from Machinery and Engines.
[3] Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
[4] Elimination of interest expense recorded between Financial Products and Machinery and Engines.
[5] Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.
[6] Elimination of Financial Products profit due to equity method of accounting.

Caterpillar Inc. Supplemental Data for Cash Flow For The Nine Months Ended September 30, 2004 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data

	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$1,484	$1,484	$258	$(258)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,055	612	443	-
Undistributed profit of Financial Products	-	(258)	-	258 [3]
Other	(120)	(103)	24	(41)[4]
Changes in assets and liabilities:
Receivables - trade and other	(461)	(284)	(34)	(143)[4]
Inventories	(1,225)	(1,225)	-	-
Accounts payable and accrued expenses	815	657	(33)	191 [4]
Other - net	(13)	(125)	119	(7)[4]

Net cash provided by operating activities	1,535	758	777	-

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(519)	(460)	(59)	-
Expenditures for equipment leased to others	(827)	(2)	(825)	-
Proceeds from disposals of property, plant and equipment	531	19	512	-
Additions to finance receivables	(16,493)	-	(16,493)	-
Collections of finance receivables	13,010	-	13,010	-
Proceeds from the sale of finance receivables	1,434	-	1,434	-
Net intercompany borrowings	-	203	30	(233)[5]
Investments and acquisitions (net of cash acquired)	(284)	(284)	-	-
Other - net	(193)	(94)	(99)	-

Net cash used for investing activities	(3,341)	(618)	(2,490)	(233)

Cash flow from financing activities:
Dividends paid	(395)	(395)	-	-
Common stock issued, including treasury shares reissued	137	137	-	-
Treasury shares purchased	(400)	(400)	-	-
Net intercompany borrowings	-	(30)	(203)	233 [5]
Proceeds from long-term debt issued	4,532	263	4,269	-
Payments on long-term debt	(2,615)	(28)	(2,587)	-
Short-term borrowings - net	563	264	299	-

Net cash provided by (used for) financing activities	1,822	(189)	1,778	233

Effect of exchange rate changes on cash	59	70	(11)	-

Increase (decrease) in cash and short-term investments	75	21	54	-
Cash and short-term investments at beginning of period	342	220	122	-

Cash and short-term investments at end of period	$417	$241	$176	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Net proceeds and payments to/from Machinery and Engines and Financial Products.

Caterpillar Inc. Supplemental Data for Cash Flow For The Nine Months Ended September 30, 2003 (Unaudited) (Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery and Engines[1]	Financial Products	Consolidating Adjustments

Cash flow from operating activities:
Profit	$750	$750	$186	$(186)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,008	611	397	-
Undistributed profit of Financial Products	-	(186)	-	186 [3]
Other	46	39	12	(5)[4]
Changes in assets and liabilities:
Receivables - trade and other	(220)	(140)	(120)	40 [4]
Inventories	(294)	(294)	-	-
Accounts payable and accrued expenses	108	87	21	-
Other - net	9	(80)	107	(18)[4]

Net cash provided by operating activities	1,407	787	603	17

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(352)	(335)	(17)	-
Expenditures for equipment leased to others	(781)	(10)	(771)	-
Proceeds from disposals of property, plant and equipment	451	-	451	-
Additions to finance receivables	(12,245)	-	(12,245)	-
Collections of finance receivables	10,044	-	10,044	-
Proceeds from the sale of finance receivables	1,472	-	1,472	-
Net intercompany borrowings	-	391	2	(393)[5]
Investments and acquisitions (net of cash acquired)	(26)	(17)	(9)	-
Other - net	(55)	(6)	(82)	33 [6]

Net cash provided by (used for) investing activities	(1,492)	23	(1,155)	(360)

Cash flow from financing activities:
Dividends paid	(361)	(361)	-	-
Common stock issued, including treasury shares reissued	81	81	33	(33)[6]
Net intercompany borrowings	-	-	(391)	391 [5]
Proceeds from long-term debt issued	4,233	83	4,150	-
Payments on long-term debt	(2,992)	(500)	(2,492)	-
Short-term borrowings - net	(788)	(2)	(786)	-

Net cash provided by (used for) financing activities	173	(699)	514	358

Effect of exchange rate changes on cash	-	6	9	(15)[7]

Increase (decrease) in cash and short-term investments	88	117	(29)	-
Cash and short-term investments at beginning of period	309	146	163	-

Cash and short-term investments at end of period	$397	$263	$134	$-

[1] Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2] Elimination of Financial Products profit after tax due to equity method of accounting.
[3] Non-cash adjustment for the undistributed earnings from Financial Products.
[4] Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5] Net proceeds and payments to/from Machinery and Engines and Financial Products.
[6] Change in investment and common stock related to Financial Products.
[7] Elimination of the effect of exchange on intercompany balances.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our third-quarter 2004 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors

The world economy is experiencing the fastest growth in years and inflation remains well behaved. Our outlook assumes that inflation will remain under control and that central bankers will raise interest rates cautiously. Continued low interest rates should allow the world economy to grow between 3.5 and 4 percent throughout the forecast period, prolonging recoveries in business investment and mining. Should inflation worsen, or central banks raise interest rates aggressively, both the world economic recovery and our machinery and engines sales likely would be weaker.

Recent economic data suggest the U. S. economy improved to about a 4 percent growth rate in the third quarter. Our outlook assumes that moderate inflation will encourage the Fed to raise interest rates gradually, allowing the recovery to continue. This recovery, combined with good business profits and favorable metals and coal prices, will support further growth in construction and mining. If, however, the U. S. economy falters or business finances deteriorate, expected improvements in machinery and engines sales likely would not occur.

The EAME region has experienced the slowest recovery among the regions, primarily due to a weak recovery in Europe. Economies in both Africa/Middle East (AME) and the Commonwealth of Independent States (CIS) have been more robust due to higher metals and energy prices. Our outlook assumes that a low interest rate environment will lead to better growth in Europe and that favorable commodity prices will extend healthy recoveries in both AME and the CIS. Should those expectations not materialize, our results likely will be lower than projected.

Increased capital inflows, low domestic interest rates and favorable commodity prices have combined to produce the best economic growth in Latin America in years. Our outlook assumes those factors will remain in place throughout the forecast period. Adverse changes, such as lower capital inflows, much higher interest rates or a collapse in commodity prices, would harm the recovery and our sales of machinery and engines.

The Chinese government’s curbs on selected development projects caused machinery sales to decline. So far, mining booms and some growth in construction in other countries offset lower sales in China. Our forecast assumes a similar balance will continue in the future. Should the decline in China worsen, or the mining boom weaken, machinery and engines sales would be lower than projected.

Commodity Prices

Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to hold at or above recent prices in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

Coal production and prices have improved this year and our sales have benefited. We expect these trends to continue. Should coal prices soften, due to a slowing in world economic growth, the ongoing sales recovery would be vulnerable.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices and world production is still increasing. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting oil shortages and price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies
For most companies operating in a global economy, monetary and fiscal policies implemented in the United States and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, Central Banks in developed countries have started raising interest rates from the lowest rates in decades. Our outlook assumes that Central Banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout the forecast period. Should Central Banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors

Political factors in the United States and abroad have a major impact on global companies. Our outlook assumes that the outcome of the upcoming national election will not materially impact the United States or global economy. Should this prove incorrect and a new administration materially changes the current economic policies, our results could be negatively impacted.

Our outlook assumes that there will be no major wars in either North Korea or the Middle East in the forecast period. Such military conflicts could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, potentially causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region. In addition, our outlook assumes that any change in U.S. tax law, including repeal of the ETI provisions, will not negatively impact our provision for income taxes.

Currency Fluctuations

The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks. Our outlook assumes that currency movements are in line with historical volatilities. Should currency markets become unstable, government actions to cope with unfavorable currency fluctuations could disrupt world trade and growth, negatively impacting our results.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices

The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will increase inventories in line with higher deliveries. Should dealers control inventories more tightly, our sales would be lower.

Other Factors
The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Our outlook assumes that there will be no significant work stoppages at any of our facilities worldwide. On August 15, 2004, employee members of the United Auto Workers (UAW) voted to reject the company's last, best and final contract proposal for a new 6-year labor agreement. The Company’s last, best and final offer remains as our current offer. The previous labor agreement expired April 1, 2004, and was extended during collective bargaining negotiations until April 25, 2004. Although the previous agreement is expired, our employees are continuing to work under its terms. Operations continue as normal. If for whatever reason, a prolonged labor disruption were to happen, our sales and revenues and profit results would likely be negatively impacted, particularly in the event of a subsequent union employee work stoppage.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment remains competitive from a pricing standpoint. Our 2004 outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of July 1, 2004. If the price actions are not accepted in the marketplace, our results will be negatively impacted. Moreover, additional price discounting could result in lower than anticipated realization. Our preliminary 2005 sales outlook assumes that the company is successful in implementing worldwide machine price increases communicated to dealers with an effective date of January 2005. While we expect that the environment will absorb these price actions, delays in the marketplace acceptance would negatively impact our results. Moreover, additional price discounting to maintain our competitive position could result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

▪	Any sudden drop in consumer or business confidence
▪	Delays in legislation needed to fund public construction
▪	Regulatory or legislative changes that slow activity in key industries; and/or
▪	Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.